Putnam American Government Income Fund, September 30, 2015, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		 12,749
Class B		    121
Class C   	    306
Class M		     36

72DD2 (000s omitted)

Class R		    156
Class R5	     20
Class R6	    141
Class Y		  1,262

73A1

Class A	    	   .248
Class B	    	   .182
Class C	    	   .182
Class M 	   .224

73A2

Class R	    	   .224
Class R5           .272
Class R6 	   .281
Class Y	    	   .272

74U1	(000s omitted)

Class A	      49,803
Class B	         603
Class C	       1,749
Class M	         164

74U2	(000s omitted)

Class R		    612
Class R5             77
Class R6            494
Class Y	          5,223

74V1

Class A		   8.85
Class B		   8.77
Class C		   8.81
Class M		   8.92

74V2

Class R		   8.86
Class R5           8.83
Class R6           8.83
Class Y		   8.83


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.